Exhibit 10.11

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release Of Claims (this "Settlement Agreement") is made and entered into as of January 25, 2016 by and between Bankole Johnson ("Johnson") and ADial Pharmaceuticals, LLC ("ADial")(collectively, the "Parties").

WHEREAS, Johnson commenced a lawsuit against ADial in the Circuit Court for Albemarle County, Virginia, Case No: CL14000695-00, seeking relief for breach of the contract for Johnson's consulting services and ADial filed counterclaims thereto (the lawsuit and counterclaim being sometimes referred to herein as the “Litigation”); and

WHEREAS, the Parties now desire to settle fully and finally all claims and possible claims that Johnson may have against ADial, and any claims and possible claims ADial may have against Johnson relating to the aforementioned Litigation, without further resort to litigation or other proceedings, based on the settlement agreement set forth below.

“Affiliates” shall mean any entity controlled by a Party or that controls a Party through an equitable ownership of 50% or more.

NOW THEREFORE, in consideration of the promises and agreements herein contained, the value and sufficiency of which is agreed by the Parties, the Parties agree as follows:

1.	Cash Payment. The amount of fifteen thousand five hundred ninety-six dollars ($15,596.00) will be paid to Johnson by ADial upon execution of this Agreement.
2.	Johnson Services.
2.1.	In addition to Johnson’s activities as Chairman of the ADial Board, Johnson agrees to provide occasional consultation by e-mail or phone outside of Board meetings upon request of the Company and subject to Johnson’s reasonable availability.
2.2.	In consideration of the services in 2.1 above, Johnson will be allocated 1.25% of the ADial’s Performance Bonus Plan (the “PBP”) approved on February 17, 2015 and the current PBP shall be replaced with the PBP attached as Exhibit A attached hereto.
2.3.	Johnson may pursue other consulting work as long as it is not for the pharmacogenetic treatment of alcohol addiction.
3.	Johnson Release. In consideration for the promises set forth herein Johnson agrees to and hereby does, for himself and for his Affiliates, officers, directors and agents in their representative capacities, as well as his and their successors and assigns (the “Johnson Parties”), forever and irrevocably fully release and discharge ADial and all present and former officers, directors, employees, agents, attorneys, predecessors, successors, assigns, benefit plans, Affiliates, and representatives thereof (the “ADial Parties”), from the subject matter of the Litigation and any and all other grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever (specifically including, without limitation, payment of any additional escrow account funds), with the sole exception of acts of scientific fraud, which he now has, has had, or may have against them, whether the same be known or unknown, accrued or unaccrued, at law, in equity, or mixed, arising from acts occurring through the date hereof; provided however, that Johnson may take action to enforce this Settlement Agreement. It is expressly understood and agreed that Johnson’s Consulting Agreement and the PEPCO agreement are terminated and all claims or obligations arising thereunder are hereby released.

4.	ADial Release. In consideration for the promises set forth herein, ADial agrees to and hereby does, for itself and for the ADial Parties, forever and irrevocably fully release and discharge the Johnson Parties from the subject matter of the Litigation and any and all other grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever, with the sole exception of acts of scientific fraud, which it now has, has had, or may have against them, whether the same be known or unknown, accrued or unaccrued, at law, in equity, or mixed, arising from acts occurring through the date hereof; provided however, that ADial may take action to enforce this Settlement Agreement. It is expressly understood and agreed that Johnson’s Consulting Agreement and the PEPCO agreement are terminated and all claims or obligations arising thereunder are hereby released.
5.	Suit Dismissal. In exchange for the promises set forth in this Settlement Agreement, the Parties acknowledge and agree that an order of dismissal with prejudice will be filed with the Court upon the execution of this Agreement. Each Party shall bear their own fees and costs in the litigation. Any Party who takes action to enforce this Settlement Agreement shall be entitled to collect its reasonable costs and attorney’s fees in any action to enforce this Settlement Agreement in which such Party substantially prevails. The parties agree to keep the terms of this Settlement Agreement confidential, except as may be deemed necessary by either party for business purposes, or as required by law.

6.	Entire Agreement. This Settlement Agreement sets forth the entire understanding between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties or any of them, whether written or oral, pertaining to the Litigation and may not be modified or amended except in writing signed by each of the parties hereto.

7.	Law & Venue. This Settlement Agreement shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Virginia, and shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto. Any actions under this agreement shall be pursued in the Circuit Court for Albemarle County, Virginia and the parties hereto waive any arguments against choice of such venue.

8.	Attorneys. The Parties each represent that they have read and fully understand all of the provisions of this Settlement Agreement; that prior to signing this Settlement Agreement, each has had a full opportunity to discuss thoroughly all of its terms with their attorney. This Settlement Agreement may be signed in counterparts.

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IN WITNESS WHEREOF, the undersigned, pursuant to due and proper authority, have signed this Settlement Agreement as of the dates hereinafter set forth.

For ADial Pharmaceuticals, LLC

By:	/s/ Bankole Johnson	By:	/s/ William B. Stilley
	Bankole Johnson		William B. Stilley
	Date: January 26, 2015		CEO
January 25, 2016

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Exhibit A

Performance Bonus Plan

The Company hereby modifies the bonus plan (the “Plan”) as described herein.

Purpose:

To provide incentive for Company personnel and motivate Company personnel to achieve the goals of the Company, which are to bring in funds to the Company through one or more transactions that provide funds to the Company and/or its members with such funds received at the time of the transaction and/or in the future (each and any a “Transaction”). The purpose includes, without limitation, to create motivation to position the Company to achieve future Transactions and Transactions that have the possibility of contingent future payments.

Bonus Pool:

A bonus pool (the “Pool”) will be created as follows:

•	5.25% of funds received related to any Transaction will be set aside as the Pool for payment as bonuses.
•	Once a total of $735,000 has been paid in bonuses under the Plan (i.e. $14,700 million has been received from Transactions), no more bonuses will be paid and the Plan will terminate.

Bonuses under the Plan will be awarded from the Pool at the discretion of the CEO subject to the following:

1.	23.8% of the Pool will be awarded to Bankole Johnson (i.e. 1.25% of funds received related to any Transaction).
2.	No more than 60% of the Pool may be awarded to the CEO.
3.	Subject to the above, the award percentages will be determined by the CEO at the time of any Transaction and will carry forward if any funds related to Transaction (including follow-on Transactions deriving from an original Transaction) are received in the future, even if the personnel have left the Company at the time of actual receipt of the funds (i.e. they will be “residuals” due the personnel).
4.	There will be a 12 month “tail” for transactions for the current CEO if he is terminated without cause (defined as gross negligence or material willful misconduct) by the Company equal to 60% of the Pool for transactions in first 6 months following termination and equal to 30% of the Pool for transactions that occur 7-12 months out from termination.
5.	There will be a 12 month “tail” for transactions for Bankole Johnson if he is terminated as chairman without cause (defined as a pattern of severe gross negligence or material willful misconduct) by the Company equal to 23.8% of the Pool for transactions in first 6 months following termination and equal to 11.9% of the Pool for transactions that occur 7-12 months out from termination.

It is understood that the Plan is being approved as part of the contract with current Company personnel in order to retain them and may not be adversely modified without the permission of any affected persons.

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